Exhibit 99.1

3M Announces New Leadership Appointments

William Brown appointed 3M Chief Executive Officer, Michael Roman appointed 3M Executive Chairman effective May 1, 2024

ST. PAUL, Minn., March 12, 2024 /PRNewswire/ -- 3M (NYSE:MMM) today announced that William M. “Bill” Brown is appointed chief executive officer, effective May 1, 2024. He succeeds Michael Roman, who is appointed to the role of Executive Chairman of the 3M Board of Directors, also effective May 1, 2024.

“Bill’s strong track record as a CEO for a global technology company makes him the right leader for 3M,” said Roman. “He brings a wealth of experience in strategic leadership, innovation, and operational excellence to 3M. I look forward to working with him to build on our momentum in my new role as executive chairman.”

“I am excited for the opportunity to lead this iconic global company,” said Brown. “The company has made significant positive changes under Mike’s leadership, and I am looking forward to building on that progress as CEO as 3M continues to deliver for its customers, shareholders, employees, and communities around the globe.”

Brown, 61, is the former Chairman of the Board and Chief Executive Officer of L3Harris Technologies, a global innovator in aerospace and defense technology solutions, where he served as chief executive officer and chairman, and then executive chair from June 2019 to June 2022. Brown previously served as chairman, president, and chief executive officer of Harris Corporation prior to its merger with L3 Technologies in 2019. He joined Harris Corporation in November 2011 as president and chief executive officer. Prior to Harris Corporation, Brown spent 14 years at United Technologies Corporation (UTC) serving in a variety of leadership roles.

Brown holds bachelor’s and master’s degrees in mechanical engineering from Villanova University, as well as an MBA from The Wharton School, University of Pennsylvania. He is the former Chair of the Aerospace Industries Association (AIA) Board of Governors and formerly a member of AIA’s Executive Committee.

Roman will continue to chair 3M’s Board of Directors and provide insights from his more than 35 years with 3M to the company’s strategic direction as executive chairman of the board. He has served as 3M’s CEO since July 2018.

3M also announced that the Board of Directors waived the mandatory retirement age of 65 years for Roman and Brown.

Forward-Looking Statements This news release contains forward-looking statements about 3M's financial results and estimates and business prospects that involve substantial risks and uncertainties. You can identify these statements by the use of words such as "plan," "expect," "aim," "believe," "project," "target," "anticipate," "intend," "estimate," "will," "should," "could," "would," "forecast" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance or business plans or prospects. Among the factors that could cause actual results to differ materially are the following: (1) worldwide economic, political, regulatory, international trade, geopolitical, capital markets and other external conditions and other factors beyond the Company's control, including inflation, recession, military conflicts, natural and other disasters or climate change affecting the operations of the Company or its customers and suppliers; (2) foreign currency exchange rates and fluctuations in those rates; (3) risks related to certain fluorochemicals, including liabilities related to claims, lawsuits, and government regulatory proceedings concerning various PFAS-related products and chemistries, as well as risks related to the Company's plans to exit PFAS manufacturing and discontinue use of PFAS across its product portfolio; (4) risks related to the proposed class-action settlement to resolve claims by public water systems in the United States regarding PFAS; (5) legal proceedings, including significant developments that could occur in the legal and regulatory proceedings described in the Company's Annual Report on Form 10-K for the year ended Dec. 31, 2023 and any subsequent quarterly reports on Form 10-Q (the "Reports"); (6) competitive conditions and customer preferences; (7) the timing and market acceptance of new product and service offerings; (8) the availability and cost of purchased components, compounds, raw materials and energy due to shortages, increased demand and wages, supply chain interruptions, or natural or other disasters; (9) unanticipated problems or delays with the phased implementation of a global enterprise resource planning (ERP) system, or security breaches and other disruptions to the Company's information technology infrastructure; (10) the impact of acquisitions, strategic alliances, divestitures, and other strategic events resulting from portfolio management actions and other evolving business strategies; (11) operational execution, including the extent to which the Company can realize the benefits of planned productivity improvements, as well as the impact of organizational restructuring activities; (12) financial market risks that may affect the Company's funding obligations under defined benefit pension and postretirement plans; (13) the Company's credit ratings and its cost of capital; (14) tax-related external conditions, including changes in tax rates, laws or regulations; (15) matters relating to the proposed spin-off of the Company's Health Care business; and (16) matters relating to Combat Arms Earplugs ("CAE"), including those relating to, the August 2023 settlement that is intended to resolve, to the fullest extent possible, all litigation and alleged claims involving the CAE sold or manufactured by the Company's subsidiary Aearo Technologies and certain of its affiliates and/or 3M. Changes in such assumptions or factors could produce significantly different results. A further description of these factors is located in the Reports under "Cautionary Note Concerning Factors That May Affect Future Results" and "Risk Factors" in Part I, Items 1 and 1A (Annual Report) and in Part I, Item 2 and Part II, Item 1A (Quarterly Reports). The Company assumes no obligation to update any forward-looking statements discussed herein as a result of new information or future events or developments.

About 3M
3M (NYSE: MMM) believes science helps create a brighter world for everyone. By unlocking the power of people, ideas and science to reimagine what's possible, our global team uniquely addresses the opportunities and challenges of our customers, communities, and planet. Learn how we're working to improve lives and make what's next at 3M.com/news.

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Diane Farrow
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Eric Herron
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Media Contact:
Sean Lynch
Slynch2@mmm.com